Exhibit 99

OTC Markets Group Welcomes Farmers & Merchants Bancorp to OTCQX®

PR Newswire

NEW YORK, Jan. 12, 2015

NEW YORK, Jan. 12, 2015 /PRNewswire/ -- OTC Markets Group Inc. (OTCQX: OTCM), operator of Open, Transparent and Connected financial marketplaces, today announced Farmers & Merchants Bancorp (OTCQX: FMCB), parent company of Farmers & Merchants Bank of Central California ("F&M Bank") with $2.2 billion in assets, has qualified to trade on OTCQX®, the best marketplace for established, global and growth companies.

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Farmers & Merchants Bancorp begins trading today on OTCQX under the symbol "FMCB." U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

"We are proud to welcome Farmers & Merchants Bancorp to our growing family of banks on OTCQX," said R. Cromwell Coulson, President and CEO of OTC Markets Group. "Serving individuals, families and businesses in California for nearly 100 years, F&M Bank has also distinguished itself as one of the safest and most secure banks in the nation with a 'Five Star, Superior Bank' rating from BauerFinancial for over 23 years. We look forward to supporting Farmers & Merchants Bancorp as it continues to grow and enhance value for its shareholders on OTCQX."

D.A. Davidson & Co., through its division Crowell, Weedon & Co., serves as Farmers & Merchants Bancorp's Corporate Broker on OTCQX.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 25 convenient locations.

About OTC Markets Group Inc.
OTC Markets Group Inc. (OTCQX: OTCM) operates Open, Transparent and Connected financial marketplaces for 10,000 U.S. and global securities. Through our OTC Link® ATS, we directly link a diverse network of broker-dealers that provide liquidity and execution services for a wide spectrum of securities. We organize these securities into marketplaces to better inform investors of opportunities and risks – OTCQX®, The Best Marketplace; OTCQB®, The Venture Marketplace; and OTC Pink®, The Open Marketplace. Our data-driven platform enables investors to easily trade through the broker of their choice at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors. To learn more about how we create better informed and more efficient financial marketplaces, visit www.otcmarkets.com.

OTC Link ATS is operated by OTC Link LLC, member FINRA/SIPC and SEC regulated ATS.

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Media Contact:
Saskia Sidenfaden, OTC Markets Group Inc., +1 (212) 896-4428, saskia@otcmarkets.com

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SOURCE OTC Markets Group Inc.

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The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Group Inc. are solely responsible for the accuracy of such news releases.